NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Enters Agreement to Sell Niota and Meredosia Storage and Distribution Assets to Trammo

January 6, 2015 – ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU) announced today that it has entered into a definitive agreement to sell its Niota and Meredosia storage and distribution facilities to subsidiaries of Trammo, Inc. The sale price is approximately $50-million. The sale is related to the discontinuation of Agrium’s North American purchase for resale business, a decision that was made as part of Agrium’s recent portfolio review process. The transaction is subject to customary closing conditions, final purchase price adjustments and regulatory clearances and is anticipated to close by the first quarter of 2015.

“We are very pleased with the value received for the Niota and Meredosia assets. This is another step towards simplifying our portfolio and focusing on our core businesses which will drive long-term shareholder value,” commented Chuck Magro, Agrium’s President and CEO.

About Agrium

Agrium Inc. is a major producer and distributor of agricultural products and services in North America, South America and Australia. With competitive advantages in nutrient production and the leading global distribution network, Agrium’s strategy is to bring value to our customers by providing the crop inputs and services required to feed a growing world. We focus on maximizing shareholder returns by driving operational excellence across our businesses, pursuing accretive growth opportunities and returning capital to shareholders.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements. All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements, including the assumptions listed below. Although Agrium believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: general economic, market and business conditions, risks around the closing of the sale of the Niota and Meredosia storage and distribution facilities, including regulatory approvals, timing and financial gains or losses resulting from the sale, and any potential financial gains or losses resulting from the completion of the strategic review process, and other risk factors detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com

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